Exhibit 10.12

INTEREST HOLDERS AGREEMENT

AMONG

HUNTSMAN HOLDINGS, LLC,

HMP EQUITY HOLDINGS CORPORATION,

HUNTSMAN COMPANY LLC,

HUNTSMAN FAMILY HOLDINGS II COMPANY LLC

AND

MATLIN PATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

Dated as of September 30, 2002

INTEREST HOLDERS AGREEMENT

This Interest Holders Agreement (this “Agreement”) is entered into as of the 30th day of September, 2002, by and among Huntsman Holdings, LLC, a Delaware limited liability Company (“HH”), HMP Equity Holdings Corporation, a Delaware corporation (“HMP”) Huntsman Company LLC, a Utah limited liability company (“H Corp”), Huntsman Family Holdings II Company LLC, a Utah limited liability company (“Family Holdings”), and MatlinPatterson Global Opportunities Partners L.P., a Delaware limited partnership (“GOF”).

WHEREAS, contemporaneously with the execution and delivery hereof, Family Holdings, GOF, Huntsman Holdings Preferred Member LLC, a Delaware limited liability company and Consolidated Press Holdings Limited (AGN 008 394 509), an Australian corporation registered in the Australian Capital Territory (“CPH”), are entering into the Limited Liability Company Agreement for HH, as such agreement may be amended by the parties thereto from time to time (the “LLC Agreement”); and

WHEREAS, in order to effectuate certain of the governance provisions contemplated by the LLC Agreement with respect to the Key Subsidiaries (as defined herein), the parties are entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement or, if not otherwise defined elsewhere in this Agreement, the meanings set forth in the LLC Agreement):

1.1           Adviser Director shall have the meaning set forth in the LLC Agreement.

1.2           Agreement shall mean this Interest Holders Agreement, as originally executed and as amended from time to time.

1.3           Board of Managers shall have the meaning set forth in the LLC Agreement.

1.4           CPH shall have the meaning set forth in the introduction hereto.

1.5           Family Holdings shall have the meaning set forth in the introduction hereto

1.6           GOF shall have the meaning set forth in the introduction hereto.

1.7           GOF Designee shall have the meaning set forth in the LLC Agreement.

1.8           GOF Representative shall have the meaning set forth in the LLC Agreement.

1.9           HH shall have the meaning set forth in the introduction hereto.

1.10         H Corp shall have the meaning set forth in the introduction hereto.

1.11         HMP shall have the meaning set forth in the introduction hereto.

1.12         HIH shall mean Huntsman International Holdings, LIE, a Delaware limited liability company.

1.13         Key Subsidiary shall mean HIH and any additional Subsidiary of HMP which is designated as a Key Subsidiary pursuant to Section 2.2(b).

1.14         Member shall have the meaning set forth in the LLC Agreement.

1.15         Person shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

1.16         Sale Transaction shall mean a Year 1-4 Sale Transaction, a Year 5 Sale Transaction or a Year 6 and After Sale Transaction, as the context shall require.

1.17         Special Action(s) shall mean those actions set forth on Exhibit G and Exhibit H to the LLC Agreement.

1.18         Subsidiary shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity in which such Person (either directly or through or together with other Subsidiaries) owns more than 50% of the voting securities of such corporation, partnership, limited liability company, joint venture or other legal entity.

1.19         Year 1-4 Consenting Members shall have the meaning set forth in the LLC Agreement.

1.20         Year 1-4 Sale Transaction shall have the meaning set forth in the LLC Agreement.

1.21         Year 5 Initiating Members shall have the meaning set forth in the LLC Agreement.

1.22         Year 5 Sale Transaction shall have the meaning set forth in the LLC Agreement.

1.23         Year 6 and After Sale Transaction shall have the meaning set forth in the LLC Agreement.

ARTICLE II
COVENANTS

2.1           Hill Special Actions.  Subject to Section 2.3, each of the parties hereto agrees that for so long as HIH shall remain a Subsidiary of HMP such party will not permit HIH to take any Special Action unless (x) in the event of a Special Action set forth on Exhibit G to the LLC Agreement, such Special Action shall have received the approval of the GOF designee on the board of managers of HIH or, if them is no GOF designee on the board of managers of HIH at least one of the Adviser Directors and (y) in the event of a Special Action set forth on Exhibit H to the LLC Agreement, such Special Action has received the written approval of GOF.

2.2           Other Key Subsidiaries.

(a)           Subject to Section 2.3, each Key Subsidiary that becomes a party to this Agreement pursuant to Section 2.2(b) below, hereby agrees that from and after such time as it shall become a party to this Agreement and for so long as it shall remain a Subsidiary of HMP it will not take any Special Action, unless (x) in the event of a Special Action set forth on Exhibit G to the LLC Agreement, such Special Action shall have received the approval of the GOF designee on the board of directors (or other similar governing body) of such Key Subsidiary or, if there is no GOF designee on the board of directors (or other similar governing body) of such Key Subsidiary, at least one of the Adviser Directors and (y) in the event of a Special Action set forth on Exhibit H to the LLC Agreement, such Special Action has received the written approval of GOF.

(b)           By giving written notice to HMP and Family Holdings, GOF shall be entitled to designate any other Subsidiary of HMP as a Key Subsidiary if GOF shall reasonably determine that such Subsidiary operates businesses that are significant to the overall business of HMP and its Subsidiaries taken as a whole.  HMP shall cause any Subsidiary designated a Key Subsidiary pursuant to the preceding sentence to enter into a counterpart to this Agreement as soon as reasonably practicable following such designation; provided, however, that HMP shall not be required to cause any Subsidiary (such Subsidiary, the “Excused Subsidiary”) to enter into this Agreement if doing so would conflict with or result in a violation of the organizational and other governing documents, if any, of the Excused Subsidiary, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of or constitute a default under, any instrument, indenture, lease, mortgage or other agreement or contract to which the Excused Subsidiary is a party or to which the Excused Subsidiary or any of its assets or properties may be subject or (ii) any federal, state, local or foreign judgment, write, decree, order, ordinance, statute, rule or regulation applicable to the Excused Subsidiary or its assets or properties, provided that with respect to any Excused Subsidiary other than HIH or any of its Subsidiaries, HMP and the Excused Subsidiary shall use reasonable efforts to eliminate such conflict or to cause such violation to not occur; provided, further, however, that if any Key Subsidiary is not required to enter into this Agreement, then each of the parties hereto agrees that from and after such time as the Excused Subsidiary designated a Key Subsidiary and for so long as the Excused Subsidiary shall remain a Subsidiary of HMP, subject to Section 2.3, such party will not permit, and will cause its Subsidiaries to not permit, Excused Subsidiary to take any Special Action unless (x) in the event of a Special Action set forth on Exhibit C to the LLC Agreement, such Special Action shall have received the approval of the GOF designee on the board of directors (or other similar governing body) of the Excused Subsidiary or, if there is no GOF designee on the board of directors (or other similar governing body) of the Excused Subsidiary, at least one of the Adviser Directors and (y) in the event of a Special Action set forth on Exhibit H to the LLC Agreement, such Special Action has received the mitten approval of GOF.

2.3           Sale Transaction.  Notwithstanding anything in this Agreement to the Contrary, in event that any action is taken or sought or proposed to be taken in connection with any Year 5 Sale Transaction, (i) GOF shall exercise its rights under Sections 2.1 and 2.2 hereof only in manner which is consistent with the rights of the Year 5 Initiating Members under Section 10.2 of the LLC Agreement and which complies with GOF’s obligations under Section 10.4 of the LLC Agreement and (ii) the parties shall cause each Key Subsidiary to, and each Key Subsidiary shall, comply with its obligations under Article III with respect to such Year 5 Sale Transaction.

2.4           Board Rights.  Each of the parties hereto shall take all action reasonably necessary to cause the election or appointment to the hoard of directors (or other similar governing body) of each Key Subsidiary, one person designated by GOF.

2.5           Information Rights.  Each Key Subsidiary that becomes a party to this Agreement shall, and each of the parties hereto shall cause each other Key Subsidiary to, (i) make available to GOF all financial and other information regarding such Key Subsidiary (including (x) monthly financial statements, to the extent available, and quarterly and annual financial statements with respect to HIH and, to the extent available, any other Key Subsidiary and (y) annual operating plans or budgets and other financial and other information prepared by such Key Subsidiary for any third party), and (ii) provide GOF with such access and inspection rights as GOF shall reasonably request.

2.6           Additional Appointment Right.  In the event that any Key Subsidiary is in material payment default under any of its respective material financing arrangements, then, subject to receipt of any necessary regulatory approvals, the parties shall take all steps reasonably necessary to appoint, or to cause the appointment of, a Chief Restructuring Officer for such Key Subsidiary selected by GOF for the period such default is ongoing.

ARTICLE III
OBLIGATIONS WITH RESPECT TO SALE TRANSACTIONS

3.1           Cooperation with Sale Transaction.  In the event of any Sale Transaction, each Key Subsidiary that is a party to this Agreement will, and the parties shall cause each of their respective Subsidiaries to, subject in all eases to third party rights pursuant to written agreements existing on June 14, 2002, do, or cause to be done on its behalf or on behalf of its Subsidiaries, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Sale Transaction, all with a view to obtaining the highest possible after-tax consideration and the best possible terms in such transaction.  Without limiting the generality of the foregoing, each Key Subsidiary that is a party to this Agreement will, and the parties shall cause each of its respective Subsidiaries to, subject in all eases to third party rights pursuant to written agreements existing on June 14, 2002, take or cause to be taken all actions, and do, or cause to be done (on its own behalf or on behalf of its subsidiaries) all things as the Year 1-4 Consenting Members, with respect to a Year 1-4 Sale Transaction, the Year 5 Initiating Members, with respect to a Year 5 Sale Transaction, or GOF, with respect to a Year 6 and After Sale Transaction), as the case may be, may reasonably request consistent with the provisions hereof and the LEE Agreement in connection with such transaction, including but not limited to voting equity interests, the provision of financial information (including auditing financial statements to the extent required or reasonably requested), participation in meetings, due diligence sessions, road shows, presentations to lenders and prospective lenders to any proposed purchaser, the preparation of offering memoranda, private placement memoranda prospectuses and similar documents, the execution and delivery of commitment letters, engagement letters, confidentiality agreements, exclusivity agreements, underwriting or placement agreements and other definitive documents that may be necessary or appropriate in connection with such transaction, including indemnification agreements, a definitive sale agreement, and other reasonably requested certificates or documents, and obtaining comfort letters of accountants and legal opinions in connection with such transaction; provided that the foregoing shall not require any payment of consideration by any Subsidiary.

ARTICLE IV
MISCELLANEOUS

4.1           Complete Agreement.  This Agreement and the LLC Agreement constitute the complete and exclusive statement of agreement among the parties hereto with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the parties or any of them.  No representation, statement, condition or warranty not contained in this Agreement will be binding on any party hereto or have any force or effect whatsoever.  As among GOF, Family Holdings and HH, to the extent that any provision of the LLC Agreement directly conflicts with any provision of this Agreement, the LLC Agreement shall control,

4.2           Assignment; Binding Effect.  No party shall be entitled to assign its rights or obligations under this Agreement without the prior written consent of the other parties hereto.  This Agreement will be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

4.3           Parties in Interest.  Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns.

4.4           Pronouns; Statutory References.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.  Any reference to any statutes or Jaws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

4.5           Headings.  All headings herein are inserted only for convenience and case of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

4.6           Interpretation.  In the event any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof of persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

4.7           References to this Agreement.  Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

4.8           Severability.  If any provision of this Agreement or the application of such to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

4.9           Notices.  Unless otherwise specified herein, any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when (a) delivered to the address specified by the party to receive the notice, if delivered personally, (b) five days after deposited with the U.S. postal service for delivery by first class mail, (c) immediately upon delivery by facsimile if a confirmation is retained and (d) one day after deposit with a nationally recognized overnight carrier for next-day delivery.  Such notices shall be given to the parties at their respective addresses set forth below.  Any party may, at any time by giving five business days’ the prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

(a)           if to HH, H Corp or H Equity, to:

c/o Huntsman Corporation

500 Huntsman Way

Salt Lake City, Utah 84108

Attn:  General Counsel

with copies to:

Skadden, Arps, Slate, Meagher

& Flom LLP

1600 Smith Street, Suite 4400

Houston, Texas 77002

Attn:  Frank Ed Bayouth II

and

(b)           if to Family Holdings II, to:

Huntsman Family Holdings Company II LLC

500 Huntsman Way

Salt Lake City, Utah 84108

with copies to:

Huntsman Corporation

500 Huntsman Way

Salt Lake City, Utah 84108

Attn:  General Counsel

and

Parr Waddoups

185 South State Street, Suite 1300

Salt Lake City, Utah 84111

Attn:  Brent Stevenson

and

(c)           if to GOF, to:

Matlin Patterson Global Opportunities Partners L.P.

520 Madison Avenue

New York, New York 10022-4213

Attention:  David Matlin

with a copy to:

Orrick, Herrington & Sutcliffe LLP

666 5th Avenue

New York, New York 10103

Attention:  Duncan Darrow

4.10         Amendments.  All amendments to this Agreement will be in writing and must be signed by each of the parties hereto.

4.11         Multiple Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4.12         Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without reference to the principles of conflicts of law thereof.

* * * * *

Each of the Parties hereto has executed this Agreement effective as of the date written above.

MATLIN PATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

By:	MatlinPatterson Global Advisers LLC, as its investment advisor

By:	/s/ David Matlin
Name: David Matlin
Title: Chief Executive Officer

HUNTSMAN HOLDINGS, LLC

By:	/s/John Haskett
Name: John Haskett
Title: Authorized Agent

HUNTSMAN FAMILY HOLDINGS II COMPANY LLC

By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President

HUNTSMAN COMPANY LLC

By:	/J. Kimo Esplin
Name: J. Kimo Esplin
Title: Executive Vice President & CFO

HMP EQUITY HOLDINGS CORPORATION

By:	/J. Kimo Esplin
Name: J. Kimo Esplin
Title: Executive Vice President & CFO